Exhibit 99.1

Rosetta Stone Inc. Reports Third Quarter 2011 Results

•                  Revenue up 5%, to $64.2 million, on bookings of $66.1 million

ARLINGTON, VA — November 3, 2011 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced financial results for the third quarter 2011 as summarized below:

	Three Months Ended
US$ thousands	September 30,		%
except per-share data	2011	2010	change
Total revenue	$64,202	$60,926	5%
Sales bookings(1)	66,062	73,305	(10)%

Net (loss)	(1,177)	(385)
Net (loss) per basic share:	(0.06)	(0.02)
Operating EBITDA(1)	(120)	13,546

Cash flow from operations	(2,010)	10,083
Purchases of property and equipment	(2,443)	(2,529)
Free cash flow	(4,453)	7,554

(1)Definitions and reconciliations for all non-GAAP measures are provided in this press release.

“Continued signs of stabilization in sales to US consumers were encouraging in the third quarter,” said Tom Adams, president and chief executive officer of Rosetta Stone, “but slower than anticipated growth in international consumer markets and a deeper-than-anticipated contraction in institutional markets were disappointing.  In light of this we are taking actions that should allow us to recover momentum in our traditional areas of long term growth. Rosetta Stone’s long term prospects remain strong given our strong brand and industry leadership in product innovation. I therefore believe that as current challenges are addressed, we will be able to return the company to a growth position.”

Third Quarter 2011 Operational and Financial Highlights

•                  Revenue of $64.2 million on bookings of $66.1 million:  Revenue grew 5% while bookings, which represent executed sales contracts received by the company, declined 10% from the third quarter of 2010, primarily reflecting the anticipated non-renewal of a large contract with the US Army as well as lower sell-in to US retail partners and lower sales through US kiosks.  Those factors were partially offset by increasing sales to educational institutions and to consumers in Europe and South Korea.

	Three Months Ended
	September 30,	September 30,
	2011	2010	% change
Total units sold (000)	145.7	128.3	14%
Average sales price per unit	$326	$397	(18)%

Lower price points for Rosetta Stone offerings, as part of a revised pricing strategy effected in the second quarter 2011, drove sales of more units at lower average prices during the third quarter 2011 as compared to the same quarter in 2010.  Rosetta Stone sold 146 thousand units in the quarter, up 14% from a year earlier, at an average price of $326 each, down 18% from a year ago.

•                  Increasingly diversified revenue:  Revenue from subscription sales represented 31% of total revenue for the third quarter, up from 19% a year ago.  Subscription revenue is derived primarily from institutional sales and from sales of Rosetta Stone Version 4 TOTALe® to US, Japanese, UK and South Korean consumers.  Rosetta Stone started selling Version 4 in South Korea on August 8, 2011.  Version 4 sales include both an online-subscription component and a product (software and hardware) component.  Rosetta Stone also offers some online-only subscriptions for consumers worldwide.  The mix of revenue from three primary markets, US consumer, worldwide institutional and international consumer, also continued to diversify.

	Three Months Ended
	September 30,	September 30,
US$ thousands	2011	2010	% change
Sales bookings from
US consumers	$35,562	$41,138	(14)%
Worldwide institutions	18,555	22,307	(17)%
International consumers	11,945	9,860	21%

Global consumer revenue attributable to:
Direct to consumer	$31,177	$27,500	13%
Kiosks	6,987	7,392	(5)%
Global retail partners	10,548	11,718	(10)%

•                  US Consumer bookings decreased 14%:  Bookings from sales to US consumers for the third quarter were $35.6 million, compared to $41.1 million a year ago.  The change in price strategy implemented in the second quarter 2011 resulted in higher unit sales at a lower average price per unit.  While direct sales through the company website continued to improve both in terms of number of visits and the conversion rate of visitors to buyers, these improvements were more than offset by declines in other consumer channels.  Sales into US retail partners declined from a year ago, as retailers tightened inventory.  Sales through kiosks in the US also declined, reflecting an ongoing trend to which Rosetta Stone has responded in part by closing a net 66 kiosks in the last year to improve operating margin in that channel.  In total, sales to US consumers generated 54% of total bookings in the quarter, down from 56% a year ago.

•                  Worldwide Institutional bookings down 17%:  Bookings from institutions were $18.6 million, compared to $22.3 million a year ago, primarily reflecting the US Army’s decision not to renew its $5 million contract with Rosetta Stone, as announced last quarter.  Sales to educational institutions and corporations continued to rise, while average contract size, adjusted for the Army non-renewal, continued to increase.  With federal government budgets under increasing pressure, Rosetta Stone expects ongoing challenges selling to this segment.  Institutional bookings were 28% of total bookings, compared to 30% a year ago.

•                  International Consumer bookings up 21%:  Sales to international consumers continued to grow, although bookings of $11.9 million, compared to $9.9 million a year ago, were below the company’s expectations.  Solid growth in Europe and South Korea were offset by weak bookings in Japan as a result of fewer promotional sale prices on lower everyday prices, combined with weak macroeconomic conditions.  The company is revising its pricing and testing new messaging to address that slowdown.  Sales to international consumers represented 18% of total bookings, up from 14% a year ago.

•                  Net Income: Rosetta Stone recorded a net loss of $1.2 million for the third quarter 2011, compared to a net loss of $0.4 million a year earlier.  The decline in net income reflects investments to support growth in newer international consumer markets and lower gross margin as the company expands services related to its Version 4 TOTALe and ReFLEX online coaching and games to support successful learning.  Increased costs were significantly offset by a higher-than-expected tax benefit due to the shift in income mix toward US sources.  The net loss per share was $0.06 in the third quarter 2011.

•                  Operating EBITDA:  Operating EBITDA of negative $0.1 million, compared to positive $13.5 million a year ago, reflected a shift in mix from the higher-margin, established US consumer market to more sales in the newer, fast-growing, lower-margin international markets.

•                  Cash and Short-term Investments:  Cash, cash equivalents and short-term investments were $111.3 million as of September 30, 2011, a decrease of $3.9 million from June 30, 2011, and an increase of $1.5 million from September 30, 2010.  Net cash used for operating activities in the quarter was $2.0 million, while cash used for capital expenditures was $2.4 million.

Financial Outlook

For the fourth quarter 2011, Rosetta Stone currently anticipates:

•                  Sales bookings of $65 to $73 million.

•                  Revenue of $64 to $70 million.

•                  Net income of ($9) to ($5) million, or ($0.43) to ($0.25) per diluted share.

•                  Operating EBITDA of ($9) to ($5) million.

•                  Diluted weighted-average shares outstanding of approximately 20.8 million.

Given the lower-than expected sales to the institutional and international consumer markets in the third quarter, the company is revising its outlook for the full year.  For the full year 2011, Rosetta Stone now anticipates:

•                  Decline in total bookings versus 2010.

•                  Slower growth in combined sales bookings from international consumer and worldwide institutional customers than the previous guidance of 40% to 50%.

•                  Lower sales bookings from US consumers.

•                  Lower total revenues versus 2010.

•                  Lower operating income and Operating EBITDA versus 2010 attributable to lower contribution from US consumer sales and continued investment in international opportunities; with negative Operating EBITDA.

•                  Negative free cash flow.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure Operating EBITDA.  Operating EBITDA is GAAP net income or loss plus interest expense, income tax expense, depreciation, amortization (primarily related to acquired intangibles) and stock-based compensation expenses plus the change in deferred revenue from the prior quarter.  An additional non-GAAP financial measure in this press release is total sales bookings, or “bookings,” which represents executed sales contracts received by the company that are either recorded immediately as revenue or as deferred revenue.  This press release also includes the non-GAAP financial measure “free cash flow,” which is cash flow from operations less cash used in purchases of property and equipment.  Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the company’s board of directors.  Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management typically excludes the amounts described above when evaluating the company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the company’s operating performance due to the following factors:

•                  Amortization of Acquired Intangibles. Amortization costs and the related tax effects are fixed at the time of an acquisition, and then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•                  Stock-based Compensation. Although stock-based compensation is an important aspect of compensation of the company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.  In addition, the impact of shares granted under these plans is considered in the company’s EPS calculation to the extent the shares are dilutive.

•                  Total Sales Bookings. Although revenue is an important aspect of measuring company performance, the company believes total sales bookings can be a valuable indicator of the company’s performance.  In September 2010, the company began to transition to a greater amount of subscription sales, which results in an increasing portion of sales being recorded as deferred revenue.

•                  Deferred Revenue. At the time a customer enters into a binding subscription agreement, the company classifies the amounts received, as well as the amounts on billed and uncollected amounts due from customers, in advance of revenue recognition as deferred revenue.  As the company transitions to a greater amount of subscription sales the company believes its GAAP earnings should be supplemented with Operating EBITDA as another indicator of the company’s operating performance.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements.  In addition, they are subject to inherent limitations, because they reflect the exercise of judgments by management about which expenses and items of income are excluded from these non-GAAP financial measures and may not be calculated in the same manner as other companies’ similarly titled non-GAAP measures.

In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results.  The company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Investor Webcast

This news release and the accompanying tables should be read in conjunction with the additional content that is available on the company’s website, which includes supplemental financial information as well as the link to a webcast that the company will host to discuss the third quarter 2011 financial results and its outlook for fiscal year

2011.  The webcast, available at http://investors.RosettaStone.com, is scheduled for today, November 3, 2011, at 4:30 p.m. Eastern Time (ET).

The webcast will be available live on the Investor Relations page of the company’s website at http://investors.RosettaStone.com.  Investors may also dial in to the conference line at 888-296-4305 (toll-free, USA/Canada) or +1-719-325-2447 (all others).  A recorded replay of the webcast will be available on the “Investor Relations” page of the company’s web site http://investors.rosettastone.com after the live discussion.  The replay will be also be available, until November 17, 2011, via telephone at 877-870-5176 (USA/Canada) or 858-384-5517 (all others), with the pass code 6461612.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages. Rosetta Stone provides interactive solutions that are acclaimed for the speed and power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, Va., with international offices in the United Kingdom, Korea, Japan and Germany. For more information, visit www.RosettaStone.com.

“Rosetta Stone,” “TOTALe,” “ReFLEX” and other names used herein are registered trademarks or trademarks of Rosetta Stone Ltd. in the United States and other countries.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including our guidance for future financial performance and operating targets and our long-term growth prospects.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” or “will.”  These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans; the impact of our

Version 4 TOTALe and ReFLEX products on our industry; the appeal and efficacy of Version 4 TOTALe and ReFLEX; our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion plans; our plans regarding our kiosks and retail relationships; the impact of any revisions to our pricing strategy; our ability to manage and grow our business and execute our business strategy; our financial performance; our actions to stabilize our business in the U.S. consumer market including realigning our cost structure and revitalizing our go-to-market strategy; adverse trends in general economic conditions and the other factors described more fully in the company’s filings with the U.S. Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, which is on file with the SEC.  The company assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Rosetta Stone Inc.
Investor Contact:	Media Contact:
Steve Somers, 703-387-5876	Kristen Ingraham, (212)-593-5801
ssomers@rosettastone.com	ingrahamk@ruderfinn.com

Source: Rosetta Stone Inc.

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
Product	$44,183	$49,407	$134,541	$154,025
Subscription and service	20,019	11,519	53,381	30,563
Total revenue	64,202	60,926	187,922	184,588

Cost of revenue:
Cost of product revenue	7,862	8,749	25,430	23,041
Cost of subscription and service revenue	3,447	1,680	8,861	3,631
Total cost of revenue	11,309	10,429	34,291	26,672

Gross profit	52,893	50,497	153,631	157,916

Operating expenses
Sales and marketing	39,821	34,093	118,175	91,896
Research and development	4,991	6,030	17,829	17,600
General and administrative	14,115	12,048	42,731	38,107
Total operating expenses	58,927	52,171	178,735	147,603

Income (loss) from operations	(6,034)	(1,674)	(25,104)	10,313

Other income and (expense):
Interest income	62	85	224	191
Interest expense	(1)	(8)	(5)	(25)
Other income (expense)	34	53	83	(158)
Total other income (expense)	95	130	302	8

Income (loss) before income taxes	(5,939)	(1,544)	(24,802)	10,321
Income tax provision (benefit)	(4,762)	(1,159)	(9,794)	2,001

Net income (loss)	$(1,177)	$(385)	$(15,008)	$8,320

Net income (loss) per share:
Basic	$(0.06)	$(0.02)	$(0.72)	$0.41
Diluted	$(0.06)	$(0.02)	$(0.72)	$0.39

Common shares and equivalents outstanding:
Basic weighted average shares	20,780	20,490	20,724	20,367
Diluted weighted average shares	20,780	20,490	20,724	21,161

ROSETTA STONE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	September 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$103,067	$115,756
Restricted cash	65	85
Short term investments	8,211	6,410
Accounts receivable (net of allowance for doubtful accounts of $1,765 and $1,761, respectively)	35,202	48,056
Inventory	8,538	9,928
Prepaid expenses and other current assets	6,372	7,763
Income tax receivable	14,381	2,210
Deferred income taxes	9,817	11,159
Total current assets	185,653	201,367

Property and equipment, net	21,880	21,073
Goodwill	34,831	34,856
Intangible assets, net	10,879	10,948
Deferred income taxes	7,456	6,498
Other assets	1,996	1,732
Total assets	$262,695	$276,474

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,377	$7,631
Accrued compensation	9,062	10,514
Other current liabilities	28,098	32,625
Deferred revenue	44,649	41,965
Total current liabilities	90,186	92,735

Deferred revenue	2,939	5,193
Other long-term liabilities	379	230
Total liabilities	93,504	98,158

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 authorized; zero and zero shares issued and outstanding September 30, 2011 and December 31, 2010	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 21,245 and 20,975 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	2	2
Additional paid-in capital	144,608	139,022
Accumulated income	24,061	39,069
Accumulated other comprehensive income	520	223
Total stockholders’ equity	169,191	178,316
Total liabilities and stockholders’ equity	$262,695	$276,474

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	September 30,
	2011	2010

Cash Flows From Operating Activities:
Net (loss)	(1,177)	(385)
Adjustments to reconcile net income to cash provided by operating activities, net of business acquisitions
Stock-based compensation expense	1,836	1,064
Bad debt expense	401	275
Depreciation and amortization	2,184	1,724
Deferred income tax benefit	(2,493)	(1,087)
Loss on sales of equipment	2	8
Net change in:
Restricted cash	(4)	4
Accounts receivable	4,358	(13,667)
Inventory	1,121	589
Prepaid expenses and other current assets	820	2,085
Income tax receivable	(3,991)	(1,139)
Other assets	1,108	(68)
Accounts payable	(2,019)	(301)
Accrued compensation	(1,859)	107
Other current liabilities	(4,069)	9,831

Excess tax benefit from stock options exercised	(334)	(815)
Other long-term liabilities	164	(349)
Deferred revenue	1,942	12,207
Net cash provided by (used in) operating activities	(2,010)	10,083

Cash Flows From Investing Activities:
Purchases of property and equipment	(2,443)	(2,529)
Net proceeds from sale of available-for-sale securities	105
Net cash used in investing activities	(2,338)	(2,529)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	559	1,333
Tax benefit of stock options exercised	334	815
Payments under capital lease obligations	(1)	(1)
Net cash provided by financing activities	892	2,147

Increase (decrease) in cash and cash equivalents	(3,456)	9,701

Effect of exchange rate changes in cash and cash equivalents	(291)	428

Net increase (decrease) in cash and cash equivalents	(3,747)	10,129

Cash and cash equivalents—beginning of period	106,814	99,685

Cash and cash equivalents—end of period	$103,067	$109,814

ROSETTA STONE INC.

Reconciliation of Net Income (loss) to Operating EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income (loss)	$(1,177)	$(385)	$(15,008)	$8,320
Interest (income)/expense, net	(61)	(77)	(219)	(166)
Income tax expense (benefit)	(4,762)	(1,159)	(9,794)	2,001
Depreciation and amortization	2,184	1,724	6,439	4,715
Stock-based compensation	1,836	1,064	4,977	2,990
Adjusted EBITDA	$(1,980)	$1,167	$(13,605)	$17,860

Change in deferred revenue	1,860	12,379	430	13,517
Operating EBITDA	$(120)	$13,546	$(13,175)	$31,377

ROSETTA STONE INC.

Reconciliation of Net Income (loss) to non-GAAP Net Income (loss)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income (loss)	$(1,177)	$(385)	$(15,008)	$8,320
Stock-based compensation net of tax (1)	1,148	665	3,111	1,869
Amortization of intangibles net of tax (1)	15	8	44	26
Non-GAAP net income (loss)	$(15)	$288	$(11,853)	$10,215

Non-GAAP net income (loss) per share:
Basic	(0.00)	$0.01	$(0.57)	$0.50
Diluted	$(0.00)	$0.01	$(0.57)	$0.48

Common shares and equivalents outstanding:
Basic weighted average shares	20,780	20,490	20,724	20,367
Diluted weighted average shares	20,780	21,169	20,724	21,161

(1)  Non-GAAP tax rate of 37.5%